Exhibit 99.1

Dell's Continued Strong Growth Outside U.S. Drives Company to Record Q1 Revenue;
 Dell Anticipates Second-Quarter Sales of $11.7 Billion, EPS 21 Percent Higher

    ROUND ROCK, Texas--(BUSINESS WIRE)--May 13, 2004--Dell (Nasdaq:DELL) exceeded its own robust worldwide growth expectations while achieving record revenue during fiscal first-quarter 2005.
    Product shipments for the period ended April 30 were up 25 percent from the same quarter a year ago; volumes for the rest of the industry increased 14 percent. Dell growth was 38 percent in Asia-Pacific and Japan, where the company's share ranked No. 2 for the first time. Shipments in Europe, the Middle East and Africa increased 37 percent.
    First-quarter company revenue was up 21 percent to $11.5 billion, higher than Dell's previous guidance. The company has now met or exceeded guidance to investors for 13 straight quarters. Net earnings were $731 million, or 28 cents per share, 22 percent higher than a year ago. Dell's growth in both product shipments and net income has surpassed 20 percent for seven consecutive quarters.


(in millions, except per-share data)       Q1 FY'05   Q1 FY'04  Change
                                           --------   --------  ------
Revenue                                     $11,540     $9,532    21%
Operating Income                               $966       $811    19%
Net Income                                     $731       $598    22%
Earnings Per Share                            $0.28      $0.23    22%

    "In our industry, only Dell simultaneously creates great customer value, rapid growth and solid profitability," said Kevin Rollins, the company's president and chief operating officer. "Others sometimes do one or two of those things. Our global team and our shareholders insist on all three."
    First-quarter operating income was $966 million, up 19 percent from a year ago despite higher-than-expected costs for random-access memory late in the quarter. Operating expenses as a percent of revenue were 9.6 percent, matching a company low and better than 9.8 percent last year.
    Dell generated $1.0 billion in cash from operations during the quarter. Cash and investments at the end of the period totaled $11.9 billion, as the company spent $1.1 billion to repurchase its common stock -- up from a planned $600 million at the start of the quarter.
    For the fiscal second quarter, Dell anticipates year-over-year growth in product shipments of 24 percent. Such volumes are expected to produce revenue of about $11.7 billion, up 20 percent, and per-share earnings of 29 cents, a 21-percent increase.

    EMEA, Asia-Pacific and Japan Highlight Regional Growth

    In Europe, the Middle East and Africa, Dell's growth was broadly based, and nearly double the combined rate of other companies. Dell product shipments were up at least 33 percent in 14 countries, faster in the top three national markets: the United Kingdom, France and Germany.
    Shipments of PowerEdge servers in the U.K. jumped 39 percent. Dell gained more than three points of server share in the market, to 32 percent, while the industry leader lost five share points.
    The company's total growth in Asia-Pacific and Japan was more than three times the 11-percent average of the rest of the industry. Dell China product shipments were up 48 percent. In Japan, the company rate was 24 percent, nearly four times that of the industry excluding Dell.
    Dell server volumes in Asia-Pacific and Japan increased 33 percent, almost twice the average of other companies. Dell Japan ranked No. 1 in shipments of standards-based servers for the first time. Already No. 1 in servers in China, Dell now is the top supplier in that product category in the region's two largest markets.
    Dell again scored highly in a major Japanese customer-satisfaction survey, ranking first in after-sale service among personal-computer companies for the fourth straight year in research conducted by a leading business publication.
    Shipments of Dell products in the United States rose 18 percent as Dell added two full points to its leading market-share position. Demand from small and medium businesses and consumers was particularly strong, and information-technology spending by large corporate customers continued to improve.
    The company's Americas business outside the U.S. was up 24 percent, including a 26-percent volume increase in Canada.

    Server Shipments Exceed Industry Rate; Notebook Shipments Up 39
Percent

    Dell's 24-percent growth in server volumes was markedly ahead of the average of other companies. Revenue from Dell/EMC storage systems rose 25 percent, as the company focuses its sales efforts around midrange storage-area networks.
    During the quarter, the company introduced a new generation of storage systems, along with services and online tools to further simplify storage-area networks. Dell also announced expansions of its relationships with Oracle Corp. and SAP A.G. to make it easier for customers to acquire and use business-critical computing applications from those companies on Dell servers.
    First-quarter revenue from software and peripheral products was up 39 percent, helped by strong demand for Dell printers. The company's initial U.S. market-share growth in printers is more rapid than in any new product category in Dell history: in just one year, the company has share of more than 10 percent in inkjet printers, and in the upper teens in all-in-one printers.
    Dell already sells printers in selected European and Asian markets, and will introduce its first such products in Japan during the second quarter. The company plans to launch several new printers in the U.S. in the next few weeks.
    First-quarter shipments of Inspiron and Latitude notebook computers soared 39 percent, 12 points faster than category shipments for the rest of the industry. Volumes of the company's Dimension and OptiPlex desktop computers were up 21 percent, more than double the rate of the industry excluding Dell.

    About Dell

    Dell Inc. (Nasdaq:DELL) is a premier provider of products and services required for customers worldwide to build their information-technology and Internet infrastructures. Company revenue for the past year totaled $43.5 billion. Dell, through its direct business model, designs, manufactures and customizes products and services to customer requirements, and offers an extensive selection of software and peripherals. Information on Dell and its products can be obtained at www.dell.com.

    Dell, PowerEdge, PowerVault, Inspiron, Latitude, Dimension and OptiPlex are trademarks of Dell Inc.

    EMC is a registered trademark of EMC Corp.

    Market comparisons based on IDC data.

    Dell disclaims any proprietary interest in the marks and names of others.

    Special note: Statements in this press release that relate to future results and events (including statements about fiscal second-quarter financial and operating performance) are based on the company's current expectations. Actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties, including general economic and business conditions; the level of demand for the company's products and services; the level and intensity of competition in the technology industry and the pricing pressures that have resulted; the company's ability to timely and effectively manage periodic product transitions, as well as component availability and cost; the company's ability to develop new products based on new or evolving technology and the market's acceptance of those products; the company's ability to manage its inventory levels to minimize excess inventory, declining inventory values and obsolescence; the product, customer and geographic sales mix of any particular period; the company's ability to effectively manage its operating costs; and the effect of armed hostilities, terrorism or public health issues on the economy generally, on the level of demand for the company's products and services and on the company's ability to manage its supply and delivery logistics in such an environment. Additional discussion of these and other factors affecting the company's business and prospects is contained in the company's periodic filings with the Securities and Exchange Commission.

    Consolidated statements of income, financial position and cash flows follow.


                              DELL INC.
           Condensed Consolidated Statement of Operations
                   and Related Financial Highlights
                 (in millions, except per share data)
                             (unaudited)

                              Three Months Ended
                         ---------------------------  % Growth Rates
                                                     ----------------
                                                                 Yr.
                         April 30, Jan. 30,  May 2,              to
                           2004      2004     2003   Sequential  Yr.
                         --------- -------- -------- ---------- -----
Net revenue               $11,540  $11,512   $9,532     0.2%    21.1%
Cost of revenue             9,467    9,421    7,784     0.5%    21.6%
                         --------- -------- --------
 Gross margin               2,073    2,091    1,748    (0.9%)   18.6%
Selling, general and
 administrative               991      991      826    (0.0%)   20.0%
Research, development
 and engineering              116      119      111    (2.9%)    4.2%
                         --------- -------- --------
 Total operating
  expenses                  1,107    1,110      937    (0.3%)   18.1%
                         --------- -------- --------
Operating income              966      981      811    (1.4%)   19.1%
Investment and other
 income, net                   49       49       43    (0.4%)   15.3%
                         --------- -------- --------
Income before income
 taxes                      1,015    1,030      854    (1.4%)   18.9%
Income tax provision          284      281      256     1.3%    11.0%
                         --------- -------- --------
 Net income                  $731     $749     $598    (2.4%)   22.3%
                         ========= ======== ========

Earnings per common
 share:
 Basic                      $0.29    $0.29    $0.23
                         ========= ======== ========
 Diluted                    $0.28    $0.29    $0.23
                         ========= ======== ========

Weighted average shares
 outstanding:
 Basic                      2,539    2,557    2,572
 Diluted                    2,593    2,616    2,614


Percentage
 of Total Net Revenue:
-------------------------
Gross margin                 18.0%    18.2%    18.3%
Selling, general and
 administrative               8.6%     8.6%     8.6%
Research, development
 and engineering              1.0%     1.0%     1.2%
 Total operating
  expenses                    9.6%     9.6%     9.8%
Operating income              8.4%     8.5%     8.5%
Income before income
 taxes                        8.8%     8.9%     9.0%
 Net income                   6.3%     6.5%     6.3%
Income tax rate              28.0%    27.3%    30.0%

Net Revenue
 by Geographic Region:
-------------------------
Percentage
 of Total Net Revenue
------------------------
Americas                       65%      67%      68%
Europe                         23%      22%      21%
Asia Pacific -- Japan          12%      11%      11%

Net Revenue
 by Product Line:
------------------------
Percentage
 of Total Net Revenue
------------------------
Desktops                       51%      52%      53%
Notebooks                      28%      27%      27%
Enterprise                     21%      21%      20%


Note: Percentage growth rates and ratios are calculated based on underlying data in thousands.


                              DELL INC.
       Condensed Consolidated Statement of Financial Position
                   and Related Financial Highlights
      (in millions, except for "Ratios" and "Other information")
                             (unaudited)

                                        April 30,  Jan. 30,   May 2,
                                          2004       2004      2003
                                        ---------  --------  --------
Assets:
-------
Current assets:
 Cash and cash equivalents                $4,075    $4,317    $4,474
 Short-term investments                    1,180       835       388
 Accounts receivable, net                  3,424     3,635     2,656
 Inventories                                 425       327       264
 Other                                     2,073     1,519     1,238
                                        ---------  --------  --------
  Total current assets                    11,177    10,633     9,020
Property, plant and equipment, net         1,510     1,517       889
Investments                                6,631     6,770     5,470
Other non-current assets                     391       391       333
                                        ---------  --------  --------
  Total assets                           $19,709   $19,311   $15,712
                                        =========  ========  ========


Liabilities and Stockholders' Equity:
-------------------------------------
Current liabilities:
 Accounts payable                         $7,518    $7,316    $6,082
 Accrued and other                         3,803     3,580     2,787
                                        ---------  --------  --------
  Total current liabilities               11,321    10,896     8,869
Long-term debt                               505       505       506
Other non-current liabilities              1,778     1,630     1,261
                                        ---------  --------  --------
  Total liabilities                       13,604    13,031    10,636
Stockholders' equity                       6,105     6,280     5,076
                                        ---------  --------  --------
Total liabilities and stockholders'
 equity                                  $19,709   $19,311   $15,712
                                        =========  ========  ========


Ratios:
-------
Quick ratio                                 0.77      0.81      0.85
Days supply in inventory                       4         3         3
Days of sales outstanding(a)                  31        31        29
Days in accounts payable                      71        70        70
                                        ---------  --------  --------
Cash conversion cycle                        (36)      (36)      (38)

Other Information:
------------------
Headcount (approximate)                   47,800    46,000    40,000
Average total revenue/unit (approximate)  $1,570    $1,540    $1,620


Note: Ratios are calculated based on underlying data in thousands.

(a) Days of sales outstanding include the effect of product costs related to in-transit customer shipments that are classified in other current assets. At April 30, 2004, January 30, 2004, and May 2, 2003, days of sales outstanding included days of sales in accounts receivable and days of in-transit customer shipments of 27 and 4 days; 28 and 3 days; and 25 and 4 days, respectively.


                              DELL INC.
            Condensed Consolidated Statement of Cash Flows
                            (in millions)
                             (unaudited)

                                                    Three Months Ended
                                                    ------------------
                                                      April 30, 2004
                                                    ------------------
Cash flows from operating activities:
 Net income                                                 $731
  Adjustments to reconcile net income to net cash
   provided by operating activities:
  Depreciation and amortization                               82
  Tax benefits from employee stock plans                      25
  Other, primarily effects of exchange rate changes
   on monetary assets and liabilities denominated in
   foreign currencies                                       (112)
 Changes in:
  Operating working capital                                   81
  Non-current assets and liabilities                         195
                                                    ------------------
   Net cash provided by operating activities               1,002

Cash flows from investing activities:
 Investments:
  Purchases                                               (3,505)
  Maturities and sales                                     3,264
 Capital expenditures                                        (82)
                                                    ------------------
   Net cash used in investing activities                    (323)

Cash flows from financing activities:
 Purchase of common stock                                 (1,131)
 Issuance of common stock under employee plans               114
                                                    ------------------
   Net cash used in financing activities                  (1,017)

Effect of exchange rate changes on cash
 and cash equivalents                                         96
                                                    ------------------
Net decrease in cash and cash equivalents                   (242)

Cash and cash equivalents at beginning of period           4,317
                                                    ------------------
Cash and cash equivalents at end of period                $4,075
                                                    ==================


    CONTACT: Dell Inc., Round Rock
             Media Contacts:
             T.R. Reid, 512-728-7977
             tr_reid@dell.com
             or
             Mike Maher, 512-723-2575
             mike_maher@dell.com
              or
             Investor Contacts:
             Lynn A. Tyson, 512-723-1130
             lynn_tyson@dell.com
             or
             Robert Williams, 512-728-7570
             robert_williams@dell.com